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                                                                     EXHIBIT 5.1
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                               October 16, 1996


INTERLINK COMPUTER SCIENCES, INC.
47370 Fremont Boulevard
Fremont, CA  94538

  RE:   REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 16, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 350,000 shares of your Common Stock reserved for issuance under the 1996 Employee Stock Purchase Plan, 300,000 shares of your Common Stock under the 1996 Director Stock Option Plan and of 2,105,000 shares of your Common Stock reserved for issuance under the 1992 Stock Option Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale, and payment of consideration for the shares to be issued under the Plans.

   It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the shares will be legally and validly issued, fully paid, and non-assessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                             Very truly yours,

                             WILSON, SONSINI, GOODRICH & ROSATI
                             Professional Corporation


                             By:  /S/Thomas C. DeFilipps
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                                  Thomas C. DeFilipps